Exhibit 99.1

Contact: Michelle Hards (240) 313-1816 mlhards@jlg.com
JLG Industries Announces Intention to Delist Upon Consummation of the Proposed Merger with
Oshkosh Truck Corporation
     McConnellsburg, PA, november 28, 2006 — JLG Industries, Inc. (NYSE: JLG) today announced that it has submitted a request to the New York Stock Exchange for withdrawal of the listing of its common stock, effective December 8, 2006.
     JLG’s proposed delisting is contingent, among other conditions, upon shareholder approval and closing of the Agreement and Plan of Merger among JLG, Oshkosh Truck Corporation (“Oshkosh”), and a newly formed subsidiary of Oshkosh, Steel Acquisition Corp. (“Merger Sub”). To effect the delisting, JLG filed a Form 25 with the Securities and Exchange Commission and the New York Stock Exchange. By operation of law, the delisting application will be effective on December 8, 2006, unless withdrawn by JLG in advance of such date.
Special Meeting of Shareholders
     JLG Industries, Inc. will hold a Special Meeting of Shareholders to consider and vote on a proposal to approve the Agreement and Plan of Merger among JLG, Oshkosh and its Merger Sub, whereby JLG will become a wholly owned subsidiary of Oshkosh. JLG has mailed the definitive proxy statement and other related materials to its shareholders of record as of November 3, 2006 in connection with this meeting. The meeting is scheduled for December 4, 2006, and if approved by shareholders the merger is expected to close on December 6, 2006.
About JLG Industries, Inc.
     JLG Industries, Inc. is the world’s leading producer of access equipment (aerial work platforms and telehandlers). JLG’s diverse product portfolio encompasses leading brands such as JLG® aerial work platforms; JLG, SkyTrak®, Lull® and Gradall® telehandlers; and an array of complementary accessories that increase the versatility and efficiency of these products for end users. JLG markets its products and services through a multi-channel approach that includes a highly trained sales force and utilizes a broad range of marketing techniques, integrated supply programs and a network of distributors in the industrial, commercial, institutional and construction markets. In addition, JLG offers world-class after-sales service and support for its customers. JLG’s manufacturing facilities are located in the United States, Belgium, and France, with sales and service operations on six continents.

JLG Industries, Inc. — page 2
Forward-Looking Statements
     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: (i) general economic and market conditions, including political and economic uncertainty in areas of the world where we do business; (ii) varying and seasonal levels of demand for our products and services; (iii) risks associated with acquisitions; (iv) credit risks from our financing of customer purchases; (v) risks arising from dependence on third-party suppliers; (vi) costs of raw materials and energy; and (vii) risks associated with our pending merger, as well as other risks as detailed in JLG’s SEC reports, including the report on Form 10-K for the year ended July 31, 2006.
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